PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 4,	April 28,	May 4,	April 28,
	2014	2013	2014	2013
GAAP Net Income (a)	$15,950	$5,442	$17,992	$8,301

Add: interest expense	1,816	1,909	3,800	3,796
Add: income tax expense	2,032	1,724	4,747	3,466
Add: depreciation and amortization	18,550	17,959	35,972	36,742
Add (less): special items (b)	(13,310)	939	(11,768)	1,825
	$25,038	$27,973	$50,743	$54,130

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2014 noncash gain on acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd., and related acquisition transaction expenses.